057 Putnam Europe Equity Fund attachment
6/30/07

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		7,740
Class B		1,022
Class C		73

72DD2 (000s omitted)

Class M		172
Class R		1
Class Y		177

73A1 (000s omitted)

Class A		0.5560
Class B		0.2700
Class C		0.3520

73A2 (000s omitted)

Class M		0.3810
Class R		0.5980
Class Y 	0.6210

74U1 (000s omitted)

Class A		476,598
Class B		77,315
Class C		6,983

74U2 (000s omitted)

Class M		14,075
Class R		89
Class Y 	10,873

74V1

Class A		33.47
Class B		32.34
Class C		33.11

74V2

Class M		33.23
Class R		33.30
Class Y 	33.53

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.